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                                   EXHIBIT 23

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-38623) pertaining to the Health Risk Management, Inc. Non-Incentive Stock Option Plan, the Registration Statement (Form S-8 No. 33-38624) pertaining to the Health Risk Management, Inc. 1990 Stock Option Plan, in the Registration Statements (Form S-8 No. 33-60390 and Form S-8 No. 333-34497) pertaining to the Health Risk Management, Inc. 1992 Long-Term Incentive Plan and in the Registration Statement (Form S-8 No. 333-88099) pertaining to the Health Risk Management, Inc. 1999 Employee Stock Purchase Plan of our report dated May 4,2001 with respect to the consolidated financial statements and schedule of Health Risk Management, Inc. included in this Report (Form 10-K) for the year ended December 31, 2000.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

May 4, 2001